Exhibit 4(4)

February 11, 2009

Ministry of Finance
Government of Israel
1 Kaplan Street
Hakirya, Jerusalem 91008
ISRAEL

Re: State of Israel
       (Registration No. 333-157264)

Ladies and Gentlemen:

     We have acted as special United States counsel for the Government of Israel (“Israel”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which Israel is registering $4,000,000,000 aggregate principal amount of its debt securities (the “Offered Securities”) to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (the “Prospectus”) contained therein and any amendments or supplements thereto. We are familiar with (a) the form of fiscal agency agreement (including the form of Note) previously filed and made a part of the Registration Statement (the “Fiscal Agency Agreement”), and (b) the form of underwriting agreement (together with the Fiscal Agency Agreement, the “Agreements”) previously and made a part of the Registration Statement.

     In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Israel to enter into the Agreements and cause the issuance of the Offered Securities, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

     This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the law of Israel, we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel dated of even date herewith, a copy of which is being filed as Exhibit 4(3) to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

     Based upon and subject to the foregoing, we are of the opinion that when the Offered Securities have been duly authorized, issued and executed by Israel and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment or supplement thereto, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under the laws of the State of New York, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors’ rights generally and to equitable principles (regardless of whether enforcement is sought in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP